Exhibit 11
                         MULTIMEDIA, INC.

   Computation of Primary and Fully Diluted Earnings per Share


                                                  Twelve Months Ended
                                         12/31/94       12/31/93     12/31/92
Primary

Net earnings applicable to
    common and common
    equivalent shares                  $90,029,000     99,850,000   60,504,000


Shares:
Weighted average number of
    common and common
    equivalent shares outstanding       38,279,000     38,374,000   37,593,000


Primary earnings per common and
    common equivalent shares           $      2.35           2.60         1.61


Fully Diluted

Net earnings applicable to
    common and common equivalent
    shares                             $90,029,000     99,850,000   60,504,000


Shares:
Weighted average number of
    common and common equivalent
    shares assuming ending
    market price                        38,277,000     38,422,000   37,673,000


Fully diluted earnings
    per share                          $      2.35           2.60         1.61